EXHIBIT 99.1

     SUPERVALU Reports Record Second Quarter Fiscal 2008 Earnings

         Fifth Consecutive Quarter of Double Digit EPS Growth;
                   Affirms Fiscal 2008 EPS Guidance

    MINNEAPOLIS--(BUSINESS WIRE)--Oct. 16, 2007--SUPERVALU INC. (NYSE:SVU) today reported record earnings for the second quarter of fiscal 2008. The company reported second quarter net sales of $10.2 billion compared to $10.7 billion last year, record net earnings of $148 million compared to $132 million last year, an increase of 12 percent and record diluted earnings per share of $0.69 compared to $0.61 last year, an increase of 13 percent. Second quarter fiscal 2008 and fiscal 2007 results include charges for one-time acquisition related costs of $19 million and $16 million or $0.05 and $0.04 per diluted share, respectively. SUPERVALU's second quarter of fiscal 2008 ended September 8, 2007 and included 12 weeks of combined results compared to the second quarter of fiscal 2007 which included 13 weeks of acquired operations. The estimated sales impact of one less week of acquired operations in the second quarter of fiscal 2008 is approximately $450 million or approximately $0.03 per diluted share. When adjusting for the one extra week in the prior year quarter, diluted earnings per share increased 19 percent. On June 2, 2006, SUPERVALU completed its $11.4 billion acquisition of Albertson's premier retail properties, which transformed SUPERVALU into the nation's third-largest supermarket chain with leading market shares across the country.

    Jeff Noddle, SUPERVALU chairman and chief executive officer said, "Through the first half of fiscal 2008, we are on track, delivering the fifth consecutive quarter of double-digit earnings per share growth on the heels of our record-setting results during fiscal 2007. In year two of our three-year journey, we are implementing programs to improve our long-term sales performance and deliver our synergies, while operating our business from day-to-day. I am pleased to affirm our fiscal 2008 earnings guidance today, which represents another year of double-digit earnings per share growth."

    Segment Results

    Retail Food Segment - Second quarter retail net sales were $8.0 billion, compared to $8.5 billion last year. The sales decrease reflects one less week of acquired operations, which is estimated at approximately $450 million. Identical store sales growth, excluding fuel, for SUPERVALU in the quarter was 0.5 percent. In addition, sales increases from new stores and positive identical store sales were more than offset by the previously disclosed closure of underperforming stores, primarily in the acquired operations. As of September 8, 2007, SUPERVALU's retail store network of 2,463 stores included approximately 877 combination stores, 403 food stores, and 1,183 limited assortment food stores. Included in this total are 858 licensed limited assortment food stores. Total owned retail square footage at the end of the second quarter of fiscal 2008 was approximately 71 million square feet. Total retail square footage decreased 3.5% from the second quarter of fiscal 2007. When excluding store closures, total retail square footage increased 2.4% over the second quarter of fiscal 2007.

    Reported retail operating earnings for the second quarter was $385 million compared to $361 million last year, an increase of 6.7 percent. When adjusting for the one extra week in the prior year quarter, retail operating earnings increased 13 percent. Reported retail operating earnings as a percent of sales were 4.8 percent compared to 4.2 percent last year. The net increase in retail operating earnings as a percent to sales is from lower employee-related costs, lower depreciation expense from the recently completed purchase accounting valuations, and the benefits of merchandising programs. These were offset in part by store closure costs.

    Supply Chain Services Segment - Second quarter net sales for supply chain services were $2.2 billion, up approximately 1.8 percent from last year. The sales increase primarily reflects new business growth, which was partially offset by normal customer attrition.

    Reported supply chain services operating earnings for the second quarter were $63 million compared to $56 million in last year's second quarter, an increase of 12 percent. Reported supply chain services operating earnings as a percent of sales were 2.9 percent compared to
2.6 percent in last year's second quarter. The increase in supply chain services operating earnings as a percent of sales primarily reflects lower employee-related costs and operational efficiencies.

    Other Items

    General corporate expense for the second quarter was $42 million compared to $26 million last year. The increase from last year reflects one-time acquisition related costs of approximately $19 million and higher litigation charges. Last year's corporate expense includes one-time acquisition related costs of approximately $16 million.

    Net interest expense for the second quarter was $163 million compared to $176 million last year reflecting one less week of the acquired operations, lower debt levels and the benefit of lower borrowing rates in the quarter.

    SUPERVALU's effective tax rate for the second quarter was 39.0 percent in contrast to last year's 38.6 percent, reflecting the estimated effective tax rate for fiscal 2008.

    Capital spending year to date was $511 million, including approximately $22 million in capital leases. Thirty-five major remodels and 18 minor remodels have been completed year to date. Capital spending primarily includes retail store expansion, store remodeling and supply chain initiatives.

    Total debt to capital was 61 percent at the end of the second quarter compared to 62 percent at the end of the first quarter and 64 percent at fiscal 2007 year-end. The total debt to capital ratio is calculated as total debt, which includes notes payable, current debt and obligations under capital leases, long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.

    Diluted weighted average shares outstanding for the second quarter were 216 million shares compared to 220 million shares last year. The decrease in weighted average diluted shares is primarily due to the company's repurchase of convertible debentures in the third quarter of fiscal 2007. As of September 8, 2007, SUPERVALU had 211 million shares outstanding.

    For the first half of fiscal 2008, the company reported net sales of $23.5 billion compared to $16.4 billion last year, net earnings of $296 million compared to $219 million last year, and diluted earnings per share of $1.37 compared to $1.21 last year. Results for the first half of fiscal 2008 include charges for one-time acquisition related costs of $0.13 per diluted share compared to $0.10 of one-time acquisition related costs last year.

    The company affirmed fiscal 2008 guidance.



                                    Diluted Earnings Per Share Summary

                                                 Guidance
                                               Fiscal 2008
----------------------------------------------------------------------
Reported diluted earnings per share           $2.73 to $2.83
One-time acquisition related costs                $0.20
----------------------------------------------------------------------
Diluted earnings per share before             $2.93 to $3.03
 one-time costs
Weighted average diluted shares                 216 to 218
 outstanding (millions)


    SUPERVALU's fiscal 2008 outlook includes business assumptions, such as:

    --  Net sales are estimated to be approximately $44 billion;

    -- Identical store sales growth excluding fuel for the combined retail network, as if the acquired operations were in the store base for more than a year, is projected to be at the low end of the 1 to 2 percent range;

    -- Synergy benefit in the range of $40 million to $50 million pretax;

    -- Store development plans are projected to be approximately 20 to 22 standard size stores and 55 to 65 limited assortment stores, including licensed stores. Major remodels are estimated at approximately 110 to 120 stores and minor remodels are estimated at approximately 25 to 35 stores;

    -- Sales attrition, exclusive of new business, in the traditional food distribution business will approximate four to five percent for the year;

    -- The second and third quarter of fiscal 2008 will consist of 12 weeks of operating results of the acquired operations compared to 13 weeks for the second and third quarter of fiscal 2007;

    -- Stock option expense is projected to be approximately $0.12 per diluted share compared to $0.08 in fiscal 2007 representing the full-year impact of the acquired operations and the larger employee base of the company;

    -- Total capital spending is projected to be approximately $1.2 billion, including capital leases; and

    --  The effective tax rate is estimated to be 39 percent.

    A conference call to review the second quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing 630-652-3041 with passcode 19394806 and through the company's Web site at www.supervalu.com. The conference call archive will be available through November 16, 2007.

    About SUPERVALU INC

    SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of approximately $44 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,450 retail grocery locations. Through SUPERVALU's nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 190,000 employees. For more information about SUPERVALU visit www.supervalu.com.

    CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

    Except for the historical and factual information contained herein, the matters set forth in this news release, including statements as to the progress and expected benefits of the combination of the operations of Albertson's, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, synergies, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the combination of Albertsons operations into SUPERVALU will be greater than expected, and the impact of competition, economic and industry conditions, security and food and drug safety issues, severe weather and natural disasters, escalating costs of providing employee benefits, and other labor relations issues including contract negotiations, expansion, liquidity, legal and administrative proceedings, regulatory and accounting matters, changes in operating conditions, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.



SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

                             Fiscal Quarter Ended Fiscal Quarter Ended
(In millions, except per
 share data)                  September 8, 2007    September 9, 2006
----------------------------------------------------------------------

Net sales
 Retail food and drug        $              7,977 $              8,522
                                              79%                  80%
 Supply chain services                      2,182                2,144
                                              21%                  20%
----------------------------------------------------------------------
  Total net sales            $             10,159 $             10,666
                                           100.0%               100.0%
======================================================================

Operating earnings
 Retail food and drug
  operating earnings         $                385 $                361
 Supply chain services
  operating earnings                           63                   56
 General corporate expenses                    42                   26
----------------------------------------------------------------------
  Total operating earnings                    406                  391
 Interest expense, net                        163                  176
----------------------------------------------------------------------
  Earnings before income
   taxes                     $                243 $                215
 Income tax expense                            95                   83
----------------------------------------------------------------------
  Net earnings               $                148 $                132
======================================================================


LIFO charge                  $                 11 $                  6

Depreciation and
 amortization
 Retail food and drug        $                206 $                242
 Supply chain services                         22                   22
----------------------------------------------------------------------
Total                        $                228 $                264
======================================================================


Note: SUPERVALU's second quarter of fiscal 2008 ended September 8, 2007 and includes 12 weeks of combined results compared to the second quarter of fiscal 2007 which included 13 weeks of acquired operations.




SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

                               Fiscal Year-to-Date Fiscal Year-to-Date
                                      Ended               Ended
(In millions, except per share
 data)                          September 8, 2007   September 9, 2006
----------------------------------------------------------------------

Net sales
 Retail food and drug          $            18,400 $            11,452
                                               79%                 70%
 Supply chain services                       5,050               4,997
                                               21%                 30%
----------------------------------------------------------------------
  Total net sales              $            23,450 $            16,449
                                            100.0%              100.0%
======================================================================

Operating earnings
 Retail food and drug
  operating earnings           $               834 $               489
 Supply chain services
  operating earnings                           130                 132
 General corporate expenses                     92                  62
----------------------------------------------------------------------
  Total operating earnings                     872                 559
 Interest expense, net                         386                 202
----------------------------------------------------------------------
  Earnings before income taxes $               486 $               357
 Income tax expense                            190                 138
----------------------------------------------------------------------
  Net earnings                 $               296 $               219
======================================================================


LIFO charge                    $                19 $                 9

Depreciation and amortization
 Retail food and drug          $               501 $               299
 Supply chain services                          51                  52
----------------------------------------------------------------------
Total                          $               552 $               351
======================================================================


Note: SUPERVALU's fiscal 2008 year-to-date ended September 8, 2007 and includes 28 weeks of combined results compared to fiscal 2007 year-to-date which included 13 weeks of acquired operations.




SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

                   Fiscal Quarter            Fiscal Quarter
                       Ended                     Ended
(In millions,
 except per share   September 8,              September 9,
 data)                  2007      % of sales      2006      % of sales
----------------------------------------------------------------------

Net sales          $       10,159     100.0% $       10,666     100.0%
Cost of sales               7,826      77.0%          8,205      76.9%
----------------------------------------------------------------------
Gross profit                2,333      23.0%          2,461      23.1%

Selling, general
 and
 administrative
 expenses                   1,927      19.0%          2,070      19.4%
----------------------------------------------------------------------
Operating earnings            406       4.0%            391       3.7%

  Interest
   expense, net               163       1.6%            176       1.7%
----------------------------------------------------------------------
Earnings before
 income taxes                 243       2.4%            215       2.0%
Income tax expense             95       0.9%             83       0.8%
----------------------------------------------------------------------

Net earnings       $          148       1.5% $          132       1.2%
======================================================================


Earnings per
 common share
Basic
   Net earnings    $         0.70            $         0.63
Diluted
   Net earnings    $         0.69            $         0.61
Weighted average
 number of common
 shares
 outstanding
   Basic                      212                       211
   Diluted                    216                       220


Note: SUPERVALU's second quarter of fiscal 2008 ended September 8, 2007 and includes 12 weeks of combined results compared to the second quarter of fiscal 2007 which included 13 weeks of acquired operations.




SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

                          Fiscal                  Fiscal
                       Year-to-Date            Year-to-Date
                          Ended                   Ended
(In millions, except   September 8,            September 9,
 per share data)           2007     % of sales     2006     % of sales
----------------------------------------------------------------------

Net sales              $     23,450     100.0% $     16,449     100.0%
Cost of sales                18,034      76.9%       13,173      80.1%
----------------------------------------------------------------------
Gross profit                  5,416      23.1%        3,276      19.9%

Selling, general and
 administrative
 expenses                     4,544      19.4%        2,717      16.5%
----------------------------------------------------------------------
Operating earnings              872       3.7%          559       3.4%

  Interest expense,
   net                          386       1.6%          202       1.2%
----------------------------------------------------------------------
Earnings before income
 taxes                          486       2.1%          357       2.2%
Income tax expense              190       0.8%          138       0.9%
----------------------------------------------------------------------

Net earnings           $        296       1.3% $        219       1.3%
======================================================================


Earnings per common
 share
Basic
   Net earnings        $       1.40            $       1.26
Diluted
   Net earnings        $       1.37            $       1.21
Weighted average
 number of common
 shares outstanding
   Basic                        211                     174
   Diluted                      216                     184


Note: SUPERVALU's fiscal 2008 year-to-date ended September 8, 2007 and includes 28 weeks of combined results compared to fiscal 2007 year-to-date which included 13 weeks of acquired operations.




SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)
                                             September 8, February 24,
                                                 2007         2007
----------------------------------------------------------------------

ASSETS
Current Assets
 Cash and cash equivalents                   $        277 $        285
 Accounts and notes receivable, net                   867          957
 Inventories                                        2,823        2,749
 Prepaid and other current assets                     309          469
----------------------------------------------------------------------
  Total Current Assets                              4,276        4,460

Land, buildings, leasehold improvements and
 equipment, net                                     7,388        8,415

Goodwill                                            6,913        5,921

Intangibles, net                                    1,980        2,450

Other assets                                          508          456
----------------------------------------------------------------------

Total Assets                                 $     21,065 $     21,702
======================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable and accrued liabilities $ 3,450 $ 3,548 Current maturities of long-term debt and
  capital lease obligations                           346          286
 Other current liabilities                            863          871
----------------------------------------------------------------------
  Total Current Liabilities                         4,659        4,705

Long-term debt and obligations under capital
 leases                                             8,590        9,192

Other long-term liabilities and deferred
 credits                                            2,126        2,499

Total Stockholder's Equity                          5,690        5,306

----------------------------------------------------------------------

Total Liabilities and Stockholders' Equity   $     21,065 $     21,702
======================================================================


    CONTACT: SUPERVALU INC.
             Investors and Financial Media:
             Yolanda Scharton, 952-828-4540
             yolanda.scharton@supervalu.com
             or
             Jean Giese, 952-828-4939
             jean.giese@supervalu.com